UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.     )*

Under the Securities Exchange Act of 1934

PRESIDIO, INC.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

74102M103

(CUSIP)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74102M103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP VIII Aegis Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 57,800,000 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 57,800,000 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,800,000 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 63.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 74102M103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP VIII Aegis Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 57,800,000 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 57,800,000 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,800,000 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 63.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 74102M103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Investment Fund VIII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 57,800,000 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 57,800,000 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,800,000 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 63.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 74102M103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management VIII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 57,800,000 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 57,800,000 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,800,000 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 63.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 74102M103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VIII Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 57,800,000 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 57,800,000 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,800,000 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 63.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 74102M103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 57,800,000 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 57,800,000 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,800,000 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 63.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 74102M103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 57,800,000 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 57,800,000 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,800,000 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 63.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 74102M103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 57,800,000 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 57,800,000 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,800,000 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 63.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 74102M103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 57,800,000 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 57,800,000 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,800,000 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 63.0%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Presidio, Inc.
(b)	Address of Issuer’s Principal Executive Offices One Penn Plaza, Suite 2832 New York, New York 10119

Item 2.
(a)

Name of Person Filing

This Schedule 13G is filed by: (i) AP VIII Aegis Holdings, L.P. (“Aegis LP”), (ii) AP VIII Aegis Holdings GP, LLC (“Aegis GP”), (iii) Apollo Investment Fund VIII, L.P. (“Apollo VIII”), (iv) Apollo Management VIII, L.P. (“Management VIII”), (v) AIF VIII Management, LLC (“AIF VIII LLC”), (vi) Apollo Management, L.P. (“Apollo Management”), (vii) Apollo Management GP, LLC (“Apollo Management GP”), (viii) Apollo Management Holdings, L.P. (“Management Holdings”), and (ix) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  The foregoing are collectively referred to herein as the “Reporting Persons.”

Aegis LP holds shares of common stock, par value $0.01 per share, of the Issuer.  Aegis GP serves as the general partner of Aegis LP.  Apollo VIII is one of the members of Aegis GP and as such has the right to direct the manager of Aegis GP in its management of Aegis GP.  Management VIII serves as the non-member manager of Aegis GP and as the investment manager of Apollo VIII.  AIF VIII LLC serves as the general partner of Management VIII. Apollo Management serves as the sole member and manager of AIF VIII LLC, and Apollo Management GP serves as the general partner of Apollo Management.  Management Holdings serves as the sole member and manager of Apollo Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The principal address for Apollo VIII is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal address for Aegis LP, Aegis GP, Management VIII, AIF VIII LLC, Apollo Management, Apollo Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, New York, New York 10019.

(c)

Citizenship
Aegis LP, Apollo VIII, Management VIII, Apollo Management and Management Holdings, are each Delaware limited partnerships. Aegis GP, AIF VIII LLC, Apollo Management GP, and Management Holdings are each Delaware limited liability companies.

(d)	Title of Class of Securities Common stock, par value $0.01 per share (the “Common Stock”)
(e)	CUSIP Number 74102M103

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	Not applicable.

Item 4.	Ownership.
	(a)	Amount beneficially owned:

		Aegis LP	57,800,000 shares of Common Stock
		Aegis GP	57,800,000 shares of Common Stock
		Apollo VIII	57,800,000 shares of Common Stock
		Management VIII	57,800,000 shares of Common Stock
		AIF VIII LLC	57,800,000 shares of Common Stock
		Apollo Management	57,800,000 shares of Common Stock
		Apollo Management GP	57,800,000 shares of Common Stock
		Management Holdings	57,800,000 shares of Common Stock
		Management Holdings GP	57,800,000 shares of Common Stock

The shares of Common Stock reported as beneficially owned represent shares of Common Stock held of record by Aegis LP.  Each of Aegis GP, Apollo VIII, Management VIII, AIF VIII LLC, Apollo Management, Apollo Management GP, Management Holdings, and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, disclaims beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

	(b)	Percent of class:

		Aegis LP	63.0%
		Aegis GP	63.0%
		Apollo VIII	63.0%
		Management VIII	63.0%
		AIF VIII LLC	63.0%
		Apollo Management	63.0%
		Apollo Management GP	63.0%
		Management Holdings	63.0%
		Management Holdings GP	63.0%

Calculation of the percentage of beneficial ownership is based on 91,694,876 outstanding shares as of November 9, 2017, as reported by the Issuer on its prospectus supplement filed pursuant to Rule 424(b)(1) on November 20, 2017.

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons
		(ii)	Shared power to vote or to direct the vote:

		Aegis LP	57,800,000 shares of Common Stock
		Aegis GP	57,800,000 shares of Common Stock

		Apollo VIII	57,800,000 shares of Common Stock
		Management VIII	57,800,000 shares of Common Stock
		AIF VIII LLC	57,800,000 shares of Common Stock
		Apollo Management	57,800,000 shares of Common Stock
		Apollo Management GP	57,800,000 shares of Common Stock
		Management Holdings	57,800,000 shares of Common Stock
		Management Holdings GP	57,800,000 shares of Common Stock
	(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
	(iv)	Shared power to dispose or to direct the disposition of:

		Aegis LP	57,800,000 shares of Common Stock
		Aegis GP	57,800,000 shares of Common Stock
		Apollo VIII	57,800,000 shares of Common Stock
		Management VIII	57,800,000 shares of Common Stock
		AIF VIII LLC	57,800,000 shares of Common Stock
		Apollo Management	57,800,000 shares of Common Stock
		Apollo Management GP	57,800,000 shares of Common Stock
		Management Holdings	57,800,000 shares of Common Stock
		Management Holdings GP	57,800,000 shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2018

AP VIII AEGIS HOLDINGS, L.P.

By:	AP VIII Aegis Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

AP VIII AEGIS HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO INVESTMENT FUND VIII, L.P.

By:	Apollo Advisors VIII, L.P.
its general partner

	By:	Apollo Capital Management VIII, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

AIF VIII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President